                                                                    EXHIBIT 10.1












                            STOCK PURCHASE AGREEMENT


                                      AMONG



                         VIASYSTEMS INTERNATIONAL, INC.,



                         INTERNATIONAL WIRE GROUP, INC.


                                       AND


                           WIREKRAFT INDUSTRIES, INC.



               WITH RESPECT TO THE SALE OF ALL OF THE OUTSTANDING
                   CAPITAL STOCK OF WIREKRAFT INDUSTRIES, INC.



                             Dated: March 23, 2000




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                                TABLE OF CONTENTS

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Article I        DEFINITIONS......................................................................................1

   SECTION 1.1.     Definitions...................................................................................1

Article II       THE ACQUISITION..................................................................................3

   SECTION 2.1.     Purchase and Sale of Shares...................................................................3

   SECTION 2.2.     Consideration for the Shares..................................................................3

Article III      REPRESENTATIONS AND WARRANTIES OF HOLDINGS.......................................................4

   SECTION 3.1.     Organization and Qualification................................................................4

   SECTION 3.2.     Authorization.................................................................................4

   SECTION 3.3.     No Violation..................................................................................4

   SECTION 3.4.     Capitalization of the Company.................................................................5

   SECTION 3.5.     Subsidiaries and Equity Investments...........................................................5

   SECTION 3.6.     Consents and Approvals........................................................................6

   SECTION 3.7.     Financial Statements..........................................................................6

   SECTION 3.8.     Absence of Undisclosed Liabilities............................................................6

   SECTION 3.9.     Absence of Certain Changes....................................................................6

   SECTION 3.10.    Litigation....................................................................................6

   SECTION 3.11.    Real Property; Liens and Encumbrances.........................................................7

   SECTION 3.12.    Certain Agreements............................................................................7

   SECTION 3.13.    Employee Benefit Plans........................................................................8

   SECTION 3.14.    Taxes.........................................................................................8

   SECTION 3.15.    Compliance with Applicable Law...............................................................11

   SECTION 3.16.    Brokers' Fees and Commissions................................................................11

   SECTION 3.17.    Proprietary Rights...........................................................................11

   SECTION 3.18.    Labor Relations..............................................................................12

   SECTION 3.19.    Insurance....................................................................................12

   SECTION 3.20.    Environmental Matters........................................................................12

Article IV       REPRESENTATIONS AND WARRANTIES OF BUYER.........................................................13

   SECTION 4.1      Organization and Qualification...............................................................13

   SECTION 4.2.     Authorization................................................................................13

   SECTION 4.3.     No Violation.................................................................................13
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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   SECTION 4.4.     Consents and Approvals.......................................................................14

   SECTION 4.5.     Purchase for Investment......................................................................14

   SECTION 4.6.     Financing....................................................................................14

Article V        COVENANTS.......................................................................................14

   SECTION 5.1      Conduct of Business of the Company Prior to the Closing......................................14

   SECTION 5.2      Access to Information........................................................................15

   SECTION 5.3      All Reasonable Efforts.......................................................................16

   SECTION 5.4      Consents and Approvals.......................................................................16

   SECTION 5.5      Public Announcements.........................................................................16

   SECTION 5.6      Notification by Holdings.....................................................................16

   SECTION 5.7      No Implied Representations or Warranties.....................................................16

   SECTION 5.8      Intercompany Obligations.....................................................................17

   SECTION 5.9      Release of Guarantees........................................................................17

   SECTION 5.10     Further Assurances...........................................................................17

Article VI       CLOSING CONDITIONS..............................................................................17

   SECTION 6.1      Conditions to Each Party's Obligations under this Agreement..................................17

   SECTION 6.2      Conditions to the Obligations of Buyer under this Agreement..................................18

   SECTION 6.3      Conditions to the Obligations of Holdings under this Agreement...............................18

Article VII      CLOSING.........................................................................................19

   SECTION 7.1      Closing......................................................................................19

Article VIII     SURVIVAL AND INDEMNIFICATION....................................................................20

   SECTION 8.1      Survival of Representations and Warranties...................................................20

   SECTION 8.2      Indemnification..............................................................................20

   SECTION 8.3      Defense of Claims............................................................................21

   SECTION 8.4      Adjustment to Purchase Price.................................................................23

   SECTION 8.5      Exclusive Remedy.............................................................................23

Article IX       TERMINATION AND ABANDONMENT.....................................................................23

   SECTION 9.1      Termination..................................................................................23

   SECTION 9.2      Procedure and Effect of Termination..........................................................23
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                                TABLE OF CONTENTS
                                   (CONTINUED)


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Article X        MISCELLANEOUS PROVISIONS...........................................................................24

   SECTION 10.1     Amendment and Modification......................................................................24

   SECTION 10.2     Waiver of Compliance; Consents..................................................................24

   SECTION 10.3     Validity........................................................................................24

   SECTION 10.4     Expenses and Obligations........................................................................24

   SECTION 10.5     Parties in Interest.............................................................................24

   SECTION 10.6     Notices.........................................................................................24

   SECTION 10.7     Governing Law...................................................................................25

   SECTION 10.8     Counterparts....................................................................................25

   SECTION 10.9     Headings........................................................................................25

   SECTION 10.10    Entire Agreement................................................................................25

   SECTION 10.11    Assignment......................................................................................25

   SECTION 10.12    Jurisdiction and Venue..........................................................................26

   SECTION 10.13    Tax Matters.....................................................................................26
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


                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (this "Agreement"), dated March 23, 2000, is by and among Viasystems International, Inc., a Delaware corporation ("Buyer"), International Wire Group, Inc., a Delaware corporation ("Holdings"), and Wirekraft Industries, Inc., a Delaware corporation (the "Company").

                                    RECITALS

                  WHEREAS, Holdings is the record and beneficial owner of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock");

                  WHEREAS, Holdings desires to sell to Buyer, and Buyer desires to purchase from Holdings, all of the issued and outstanding shares of Common Stock, all in accordance with the provisions of this Agreement;

                  WHEREAS, the Company previously declared and paid a dividend on the Common Stock in the form of all of the shares of the Company's wholly-owned subsidiary, Wire Technologies, Inc.;

                  WHEREAS, the Board of Directors of Holdings and the Board of Directors of Buyer have approved the acquisition of the Company by Buyer pursuant to this Agreement; and

                  WHEREAS, each of Buyer and Holdings desires to make certain representations, warranties and agreements in connection with the sale and acquisition of the Common Stock and also desires to set forth various conditions precedent thereto.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1. Definitions. For purposes of this Agreement, the term:

                     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

                     (b) "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

                     (c) "contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

                  (d) "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of February 12, 1997, among Holdings, International Wire Holding Company, the several lenders from time to time parties thereto, the Chase Manhattan Bank, as Administrative Agent, and Bankers Trust Company, as Documentation Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of June 17, 1997, among Holdings, International Wire Holding Company, the several lenders from time to time parties thereto, the Chase Manhattan Bank, as Administrative Agent, and Bankers Trust Company, as Documentation Agent, and as further amended by that certain Second Amendment and Waiver to Amended and Restated Credit Agreement, dated as of September 29, 1997, among Holdings, International Wire Holding Company, the several lenders from time to time parties thereto, the Chase Manhattan Bank, as Administrative Agent, and Bankers Trust Company, as Documentation Agent.

                  (e) "Environmental Laws" means all applicable federal, state or local statutes, codes, rules or regulations relating to the environment, natural resources, pollution or contamination.

                  (f) "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  (g) "Hazardous Material" means any substance, material or waste which is regulated, defined or classified by any Governmental Authority as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" or words of similar import and includes, but is not limited to, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

                  (h) "knowledge" of Holdings means the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(h) of the Disclosure Schedule.

                  (i) "Material Adverse Effect" means a material adverse effect on the business, operations, liabilities, properties, assets or financial condition of, in the case of Holdings or the Company, the Company and its Subsidiaries taken as a whole, and in the case of Buyer, Buyer and its Subsidiaries taken as a whole.

                  (j) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

                  (k) "SEC" means the Securities and Exchange Commission.

                  (l) "Securities Act" means the Securities Act of 1933, as amended.

                  (m) "Seller Consolidated Returns" shall mean all consolidated, combined, affiliated or unitary Tax Returns which include the taxable income or loss of any of the Company or its Subsidiaries and any of Holdings or its Subsidiaries (other than the Company or its Subsidiaries).


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


                  (n) "Senior Debt" means all indebtedness of Holdings and its Subsidiaries under the Credit Agreement.

                  (o) "Shares" means the 1,000 shares of Common Stock being sold by Holdings to Buyer pursuant to this Agreement.

                  (p) "Subsidiary" means any person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such person is owned, directly or indirectly, by another person.

                  (q) "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities imposed by the United States of America, or by any state, local or foreign government, or any subdivision, agency or other similar person of the United States or any such government, whether payable by reason of contract, assumption, transferee liability, operation of law or otherwise, including without limitation (a) income, gross receipts, excise, property, sales, use, transfer, withholding, payroll, windfall profit, severance, production, license, employment, alternative or add-on minimum, ad valorem, stamp, estimated, transaction, title, capital, gains, paid-up capital, profits, occupation, premium, federal highway use, commercial rent, social security, workers' compensation, employer health, goods and services, value added, environmental and franchise taxes; and (b) any interest, fines, penalties or additions to taxes, or additional amount imposed on any Taxes, resulting from, attributable to, or incurred in connection with any Taxes.

                  (r) "Tax Returns" means any report, return or statement relating to or required to be filed in connection with Taxes (including any attachments thereto, and any amendment thereof), including, but not limited to, any information return, claim for refund, declaration of estimated Tax and Seller Consolidated Returns.

                  (s) "Tax Sharing Agreement" shall mean any allocation, indemnity, sharing or similar contract or arrangement (whether or not written) providing for or otherwise dealing with the allocation of responsibilities and/or rights relating to Taxes.

                                   ARTICLE II

                                 THE ACQUISITION

         SECTION 2.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Holdings will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Holdings, all right, title and interest of Holdings in and to the Shares, free and clear of all Liens (as hereinafter defined).

         SECTION 2.2. Consideration for the Shares. The aggregate purchase price payable by Buyer for the Shares shall be $210,000,000 in cash, plus the consolidated amount (the "Cash Amount") of cash and cash equivalents held by the Company and its Subsidiaries calculated as of the Closing, less any outstanding indebtedness or other liabilities for borrowed money of the Company and its Subsidiaries ("Indebtedness") not repaid prior to or in connection with the Closing (the "Purchase Price"). The "Cash Amount" and "Indebtedness" shall be


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

determined on the same basis as would be determined for presentation on a balance sheet prepared in accordance with GAAP (as hereinafter defined) as of the Closing. On the Closing Date (as hereinafter defined), Buyer will pay the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Holdings at least two (2) days prior to the Closing Date.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

                  Holdings represents and warrants to Buyer as set forth below:

         SECTION 3.1. Organization and Qualification. Except as set forth in
Section 3.1 of the Disclosure Schedule, each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified or licensed would not, in the aggregate, have a Material Adverse Effect. Holdings has delivered or made available to Buyer complete and correct copies of the Certificates or Articles of Incorporation and Bylaws (or similar organizational documents) of the Company and each of its Subsidiaries.

         SECTION 3.2. Authorization. Each of Holdings and the Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holdings and the Company, the performance by Holdings and the Company of their respective obligations hereunder, and the consummation by them of the transactions contemplated hereby, have been duly authorized by their respective Boards of Directors. No other corporate action on the part of Holdings or the Company is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holdings and the Company and constitutes a valid and binding obligation of Holdings and the Company, enforceable against each of them in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.3. No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Holdings and the Company and the performance by Holdings and the Company of their respective obligations hereunder nor the consummation by Holdings and the Company of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificates of



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

Incorporation or Bylaws of Holdings or the Company, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Holdings or the Company is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Holdings or the Company, except such defaults and violations which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.4. Capitalization of the Company. The authorized capital stock of the Company consists of 1,000 shares, all of which are designated Common Stock. As of the date hereof, the Company has 1,000 shares of Common Stock issued and outstanding (constituting the Shares), all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are (i) no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company, (ii) agreements or commitments obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, (iii) restrictions to the transfer of any shares of capital stock of the Company (other than those restrictions resulting from federal and state securities or "blue sky" laws) or (iv) requirements of the Company or Holdings to vote any shares of capital stock of the Company. The Shares are held of record and beneficially by Holdings free and clear of all Liens other than the pledge thereof to secure the Senior Debt. At Closing good title to the Shares shall be conveyed to Buyer free and clear of all Liens.

         SECTION 3.5. Subsidiaries and Equity Investments.

                  (a) Section 3.5 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization and percentage ownership of each Subsidiary of the Company. The Company has no direct or indirect equity ownership in any person other than the Subsidiaries.

                  (b) All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and, except as specified in Section 3.5 of the Disclosure Schedule, are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any Liens.

                  (c) There are (i) no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating any of the Company's Subsidiaries to issue any additional shares of capital stock of such Subsidiary or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, (ii) agreements or commitments obligating any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Subsidiary, (iii) restrictions to the transfer of any shares of capital stock of any Subsidiary of the Company (other than those restrictions resulting from federal and state securities or "blue sky" laws) or (iv) requirements of the Company or Holdings to vote any shares of capital stock of any Subsidiary of the Company.



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

         SECTION 3.6. Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Holdings and the Company of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations with the Antitrust Division of the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) requirements of federal and state securities laws, (c) those already obtained, and (d) consents, registrations, approvals, authorizations, permits, filings or notifications which the failure to obtain, in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.7. Financial Statements. Holdings has delivered to Buyer copies of the consolidated balance sheets of the Company as of December 31, 1998 and December 31, 1999, together with the related consolidated statement of income for the years ended December 31, 1997, 1998 and 1999 (such financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby, except as otherwise noted thereon or disclosed in
Section 3.7 of the Disclosure Schedule and except for the absence of notes thereto, and (ii) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended.

         SECTION 3.8. Absence of Undisclosed Liabilities. To the knowledge of Holdings, except for matters relating to the transactions contemplated by this Agreement, there are no liabilities or financial obligations of the Company or any of its Subsidiaries that are required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities and obligations (a) provided for or reserved against in the Financial Statements, (b) arising after December 31, 1999 in the ordinary course of business, (c) which would not have a Material Adverse Effect, or (d) disclosed in Section 3.8 of the Disclosure Schedule.

         SECTION 3.9. Absence of Certain Changes. Except as disclosed in Section
3.9 of the Disclosure Schedule, since December 31, 1999, neither the Company nor any of its Subsidiaries has (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate would not have a Material Adverse Effect or changes which relate to the wire harness industry or the economy in general, (b) conducted its business in any material respect not in the ordinary and usual course, (c) except in the ordinary course of business, incurred any long-term indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other person except for obligations of its Subsidiaries, or (d) except in the ordinary course of business, (i) sold, transferred or otherwise disposed of any of its material property or assets or (ii) mortgaged or encumbered any of its material property or assets.

         SECTION 3.10. Litigation. Except (a) as set forth in Section 3.10 of the Disclosure Schedule, (b) for claims under workers' compensation or similar laws, (c) for routine claims for employee benefits and (d) for claims for money damages alone of less than $100,000, there is no action, suit or proceeding ("Litigation") pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries before any court, arbitrator or administrative or


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

governmental body which, if determined adversely, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.11. Real Property; Liens and Encumbrances.

                  (a) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all real property owned or leased by the Company or its Subsidiaries as of the date hereof.

                  (b) Except as set forth in Section 3.11 of the Disclosure Schedule, all properties and assets owned by the Company and its Subsidiaries are free and clear of all liens, pledges, security interests, mortgages, rights of first refusal and other burdens (collectively, "Liens") except (i) statutory Liens not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens arising as a matter of law relating to current Taxes not yet due, (iv) Liens reflected in the financial statements of the Company (which have not been discharged) and (v) Liens which in the aggregate do not materially detract from the value or, in the case of personal property, materially impair the use by the Company or any of its Subsidiaries of properties or assets subject thereto or, in the case of real property, materially impair the present and continued use in the usual and normal conduct of the business of the Company and its Subsidiaries.

         SECTION 3.12. Certain Agreements. Except as described in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written agreement with any officer, director or employee of the Company or any of its Subsidiaries (a) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (b) providing severance benefits or other benefits after the termination of employment regardless of the reason for such termination of employment, or (c) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or (ii) other contract, agreement or commitment of the Company or any of its Subsidiaries material to the operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any of the agreements, contracts or obligations described in Section 3.12 of the Disclosure Schedule, except such defaults which, in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 3.12 of the Disclosure Schedule, no consent is required under any contract or agreement listed on Section 3.12 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement except for consents which the failure to obtain would not have a Material Adverse Effect.



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

         SECTION 3.13. Employee Benefit Plans.

                  (a) Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or contributed to by the Company or any of its Subsidiaries ("Employee Benefit Plans") as of the date of this Agreement.

                  (b) Section 3.13(b) of the Disclosure Schedule sets forth a true and complete list of all collective bargaining agreements, all material employment or individual compensation agreements, and all bonus or other incentive compensation, change in control, deferred compensation, salary continuation, severance or employer stock agreements, policies or arrangements, for which the Company or any of its Subsidiaries maintains or has any obligation (other than Employee Benefit Plans) with respect to the employment or termination of employment of any employee of the Company or its Subsidiaries ("Employee Arrangements").

                  (c) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or on or after the date which is six years prior to the date of this Agreement has maintained or contributed to, any defined benefit plans covered by Title IV of ERISA.

         SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule:

                  (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has been a member, (A) have timely filed (or there has been timely filed on their behalf, or timely extensions have been filed or filed on their behalf as permitted by and in accordance with the
Code) with the appropriate Governmental Authority all Tax Returns required to be filed, and all such Tax Returns are true, complete and correct, and (B) have paid all Taxes due and payable or claimed or asserted by any taxing authority to be due, from or with respect to them, or have provided for all such Taxes on their books and records and in accordance with GAAP, including without limitation in the Financial Statements. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its Subsidiaries, as the case may be, have made due and sufficient current accruals for such Taxes in their books and records in accordance with GAAP, including without limitation the Financial Statements. Each of the Company and its Subsidiaries has made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any understatement penalties;

                  (b) There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or its Subsidiaries for any taxable period; and

                  (c) No audit report has been issued in the five years prior to the date of this Agreement (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to the Company or any of its Subsidiaries, their respective


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

incomes, assets or operations. All Tax Returns filed in respect of Taxes for which the Company or any of its Subsidiaries is liable have been examined by the relevant taxing authority, or the applicable statute of limitations on assessment with respect to such Tax Returns has expired. Holdings or the Company has previously delivered to Buyer true and complete copies of (A) any audit reports issued in the five years prior to the date of this Agreement relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries; (B) the United States federal Tax Returns, and those state, local, and foreign Tax Returns showing Taxes due in excess of $5,000, for all taxable periods ending in 1996, 1997, 1998 and 1999 filed by the Company and each of its Subsidiaries; and (C) the portions of all federal, state, local or foreign consolidated, combined or unitary Tax Returns which relate to the Company or any of its Subsidiaries showing Taxes due in excess of $5,000, for all taxable periods ending in 1996, 1997, 1998 and 1999 filed by any affiliated, consolidated, combined, or unitary group of which the Company or such Subsidiary was then a member;

                  (d) No claim has been made to the effect that Company or any of its Subsidiaries is or may be subject to taxation by a jurisdiction in which it does not file Tax Returns;

                  (e) All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of, or covering or including the Company or any of its Subsidiaries, have been fully paid, and except for the audit being conducted by the District Director of Internal Revenue at Indianapolis, Indiana (E:QMB) in respect of Kirland Indiana, Limited Partnership and the partners thereof, there are no other actions, suits, investigations, audits or claims by any taxing authority in progress relating to the Company or any or its Subsidiaries or the business of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries, or any of their respective shareholders, directors or officers received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by written inquiry of a domestic or foreign federal, state or local taxing authority in any current or prior examination which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities;

                  (f) There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for liens arising as a matter of law relating to current Taxes not yet due;

                  (g) All Taxes that the Company or any of its Subsidiaries has been or is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Authority or accrued, reserved against and entered on the books and records of the Company or the Subsidiary, as the case may be, in accordance with GAAP, including without limitation the Financial Statements;

                  (h) None of Holdings or its Affiliates, the Company or any of its Subsidiaries, or any other person on behalf of the Company or any of its Subsidiaries has (A) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of domestic or foreign state or local law by reason of a change in accounting methods initiated by the Company or any of its Subsidiaries, or has any knowledge that the Internal Revenue Service or any other taxing authority has proposed any such adjustment or change in accounting methods; or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries, (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of domestic or foreign state or local law with respect to the Company or any of its Subsidiaries, (C) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries, (D) extended the time (1) within which to file any Tax Return, which Tax Return has since not been filed or (2) for the assessment or collection of Taxes, which Taxes have not since been paid or (E) granted to any person any power of attorney that is currently in force with respect to any Tax matter relating to the Company or any of its Subsidiaries;

                  (i) No property owned by the Company or any of its Subsidiaries (A) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code, (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code; (D) is subject to Section 168(g)(1)(A) of the Code; or (E) is subject to any provision of state, local or foreign law comparable to any of the provisions listed above;

                  (j) There is no contract, plan or arrangement involving the Company or any of its Subsidiaries and covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer, the Company or any of its Subsidiaries by reason of Section 280G or Section 162(m) of the Code;

                  (k) Neither the Company nor any of its Subsidiaries has any elections in effect for federal income tax purposes under Section 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code or under any similar provisions of domestic or foreign state or local law;

                  (l) No assets of the Company or any of its Subsidiaries are debt instruments, the interest on which is, or purports to be, excludable, in whole or in part, from gross income for federal income tax purposes;

                  (m) Neither the Company nor any of its Subsidiaries is a party to, bound by, or obligated under, any Tax Sharing Agreement;

                  (n) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

                  (o) Neither the Company nor any of its Subsidiaries constitutes or owns, directly or indirectly, an interest in a taxable mortgage pool within the meaning of Section 7701(i) of the Code;

                  (p) Neither the Company nor any of its Subsidiaries is an obligor on any indebtedness in respect of which the interest is intended to be exempt from federal income tax to the holder of the debt obligation;

                  (q) The Company and each of its Subsidiaries are "United States persons" within the meaning of Section 7701(a)(30) of the Code;

                  (r) Neither the Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897 of the Code;

                  (s) No foreign subsidiary has any "investment in United States property" within the meaning of Section 956 of the Code in the Company or any domestic subsidiary; and

                  (t) No indebtedness of the Company nor of any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of
Section 279(b) of the Code.

For purposes of this Section 3.14 and for Section 10.13, any reference to the Company or any of its Subsidiaries shall be deemed to include any person which merged with or was liquidated into the Company or such Subsidiary.

         SECTION 3.15. Compliance with Applicable Law. Except as set forth in
Section 3.15 of the Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any provision of any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, except such violations which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.16. Brokers' Fees and Commissions. None of Holdings, the Company and their respective directors, officers, employees or agents has employed any investment banker, broker or finder in connection with the transactions contemplated hereby.

         SECTION 3.17. Proprietary Rights.

                  (a) Section 3.17 of the Disclosure Schedule contains a complete and accurate list of (i) all material registered patents, trademarks, copyrights, service marks and tradenames of the Company and its Subsidiaries and
(ii) all material patent and trademark applications of the Company or its Subsidiaries which have been filed and are currently pending.

                  (b) Except as set forth in Section 3.17 of the Disclosure Schedule, (i) the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (the "Patent and Trademark Rights"), (ii) as of the date of this

Agreement, the validity of the Patent and Trademark Rights and the title thereto of the Company or any Subsidiary are not being questioned in any litigation to which the Company or any Subsidiary is a party, nor to the knowledge of Holdings, is any such litigation threatened and (iii) as of the date of this Agreement, to the knowledge of Holdings, the conduct of the business of the Company and its Subsidiaries as now conducted does not conflict with any valid patents, trademarks, trade name, service marks or copyrights of others in any way which would have a Material Adverse Effect.

         SECTION 3.18. Labor Relations. Except as listed or described in Section
3.18 of the Disclosure Schedule, the Company and its Subsidiaries have no unfair labor practice charges or complaints pending or, to the knowledge of Holdings, threatened against any of them before the National Labor Relations Board. There is no labor strike pending or, to the knowledge of Holdings, threatened against the Company or any of its Subsidiaries.

         SECTION 3.19. Insurance. All material insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company and its Subsidiaries are listed in Section 3.19 of the Disclosure Schedule and are in full force and effect. Except as set forth in
Section 3.19 of the Disclosure Schedule, as of the date of this Agreement, there are no pending material claims against the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability. Holdings makes no representation or warranty that such insurance will be continued or is continuable after the Closing.

         SECTION 3.20. Environmental Matters. Except as disclosed on Section
3.20 of the Disclosure Schedule or in the Environmental Reports delivered to
Buyer:

                  (a) the operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect;

                  (b) each of the Company and its Subsidiaries has obtained all permits, licenses and other authorizations that are required under applicable Environmental Laws ("Environmental Permits") to conduct their businesses except where the failure to possess such Environmental Permits, in the aggregate, would not have a Material Adverse Effect;

                  (c) no judicial or administrative proceedings or investigations are pending or, to the knowledge of Holdings, threatened against the Company or its Subsidiaries and no written notice, citation, summons or order has been delivered to the Company or its Subsidiaries by any Governmental Authority pursuant to any applicable Environmental Laws (collectively, "Environmental Claims"), except for such Environmental Claims which, in the aggregate, would not have a Material Adverse Effect;

                  (d) all real property owned, operated or leased by the Company or its Subsidiaries is free from contamination that would have a Material Adverse Effect;

                  (e) no real property currently (or to the knowledge of Holdings, formerly) owned, operated or leased by the Company or its Subsidiaries is listed or has been proposed for listing on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability and Information System ("CERCLIS") or any analogous state lists;

                  (f) there are not now on, in or under any real property owned, leased or operated by the Company or its Subsidiaries (i) any underground storage tanks ("USTs"), (ii) any asbestos-containing materials ("ACMs"), or
(iii) any polychlorinated biphenyls ("PCBs"), except for such USTs, ACMs or PCBs, the presence of which would have a Material Adverse Effect; and

                  (g) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by Holdings or the Company in relation to any real property owned or leased by the Company or its Subsidiaries that have not been made available to Buyer.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                               WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Holdings as set forth below:

         SECTION 4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, in the aggregate, have a Material Adverse Effect. Buyer is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed would not, in the aggregate, have a Material Adverse Effect.

         SECTION 4.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder nor the consummation by Buyer of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Buyer or any of Buyer's Subsidiaries is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or domestic or foreign Governmental Authority applicable to Buyer or any of Buyer's Subsidiaries, except such defaults and violations which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 4.4. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations with the DOJ pursuant to the HSR Act,
(b) requirements of federal and state securities laws and (c) consents, registrations, approvals, authorizations, permits, filings or notifications which, in the aggregate, would not have a Material Adverse Effect.

         SECTION 4.5. Purchase for Investment. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares. Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares. Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act. Buyer will not, directly or indirectly, dispose of the Shares except in compliance with applicable federal and state securities laws.

         SECTION 4.6. Financing. Buyer has sufficient funds available to satisfy, among other things, the obligation to pay (a) the Purchase Price and
(b) all expenses incurred by Buyer in connection with the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1. Conduct of Business of the Company Prior to the Closing. Except as contemplated by this Agreement, as set forth in Section 5.1 of the Disclosure Schedule or with the prior written consent of Buyer (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Closing, the Company will conduct its business and operations according to the Company's ordinary and usual course of business and will use all reasonable efforts consistent therewith to preserve intact the Company's properties, assets and business organizations, to keep available the services of the Company's officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, neither the Company nor any of its Subsidiaries nor, with respect to clause (j) below, Holdings or any of its affiliates, will, prior to the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

                  (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities;

                  (b) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or its Subsidiaries;

                  (c) propose or adopt any amendment to the Certificate or Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;

                  (d) except in the ordinary course of business, incur any long-term indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of the Company's Subsidiaries;

                  (e) increase in any manner the rate or terms of compensation of any of its directors, officers or other employees, except such increases as are granted in the ordinary course of business;

                  (f) except in the ordinary course of business, (i) sell, transfer or otherwise dispose of any of its material property or assets or (ii) mortgage or encumber any of its material property or assets;

                  (g) enter into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business;

                  (h) declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than in cash in the ordinary course of business in connection with Holdings and the Company's cash management practices;

                  (i) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $100,000;

                  (j) change the accounting methods or principles of the Company or any of its Subsidiaries (either for Tax or financial accounting purposes), make or change any election concerning Taxes or Tax Returns of the Company or any of its Subsidiaries, change an annual accounting period of the Company or any of its Subsidiaries, file any amended Tax Return with respect to Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to Taxes of the Company or any of its Subsidiaries, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes with respect to the Company or any of its Subsidiaries or obtain or enter into any Tax ruling, agreement, contract, understanding, arrangement or plan relating to Taxes of the Company or any of its Subsidiaries; or

                  (k) agree in writing to take any of the foregoing actions.

         SECTION 5.2. Access to Information. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the business of the Company, the Company will give Buyer and its authorized representatives reasonable access to all offices and other facilities, and to all books and records of the Company and will permit Buyer to make and will fully cooperate with regard to such inspections as it may reasonably require and will cause its officers to furnish Buyer such financial and operating data and other information with respect to the business and properties of the Company as Buyer may from time to time reasonably request.

         SECTION 5.3. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         SECTION 5.4. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act), to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by the DOJ or any other Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. Buyer and Holdings shall each pay one-half of the required filing fees under the HSR Act.

         SECTION 5.5. Public Announcements. Buyer and Holdings will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyer and Holdings will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

         SECTION 5.6. Notification by Holdings. From time to time prior to the Closing, Holdings shall deliver to Buyer written notice of any event or development that would (i) render any representation or warranty of Holdings in this Agreement (including the Disclosure Schedule) inaccurate in any material respect or (ii) constitute or result in a breach by Holdings of, or a failure by Holdings to comply with, any agreement or covenant in this Agreement applicable to it. Any disclosure made by Holdings pursuant to clause (i) of the prior sentence shall not be deemed to amend or supplement the Disclosure Schedule and shall not be given any effect for purposes of Article VI.

         SECTION 5.7. No Implied Representations or Warranties. Buyer hereby acknowledges and agrees that neither Holdings nor the Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties of Holdings explicitly set forth in this Agreement or in the Disclosure Schedule or in any certificate contemplated hereby and delivered by Holdings in connection herewith. Except as explicitly set forth herein, none of Holdings, the Company, its Subsidiaries, or any of the respective officers, directors, partners, employees, affiliates or representatives, as the case may be, of Holdings, the Company, or the Company's Subsidiaries has made or is making any representation, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible assets being so acquired, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent.

         SECTION 5.8. Intercompany Obligations. Effective upon the Closing, all intercompany obligations and accounts among Holdings and its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, except for ordinary trade payables of the Company and its Subsidiaries to Holdings or any of its Subsidiaries (which shall continue to be paid by the Company and its Subsidiaries in the ordinary course of business), will be voided, cancelled and terminated. Any holder of a note or other evidence of indebtedness, obligation or account, if any, that is deemed voided, cancelled and terminated in accordance with this Section 5.8 shall surrender such note or other evidence, if any, to the obligor thereon.

         SECTION 5.9. Release of Guarantees. Prior to the Closing, the Company and its Subsidiaries shall be removed as guarantors under (i) the Credit Agreement, (ii) the Indenture, dated as of June 12, 1995, among International Wire Group, Inc., as Issuer, the Subsidiary Guarantors and The Bank of New York (as successor to IBJ Schroder Bank and Trust Company), as Trustee, (iii) the Indenture, dated as of February 12, 1997, among International Wire Group, Inc., as Issuer, the Subsidiary Guarantors and The Bank of New York (as successor to IBJ Schroder Bank and Trust Company), as Trustee, and (iv) the Indenture, dated as of June 17, 1997, among International Wire Group, Inc., as Issuer, the Subsidiary Guarantors and The Bank of New York (as successor to IBJ Schroder Bank and Trust Company), as Trustee (items (ii) through (iv) are collectively referred to as the "Indentures").

         SECTION 5.10. Further Assurances Holdings hereby covenants and agrees that, to the extent that there are any assets used or useful in the business conducted by the Company on the date of this Agreement that are not held by the Company or any of its Subsidiaries as of the Closing, Holdings shall take all action as is necessary or desirable to transfer those assets to Buyer following Closing.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         SECTION 6.1. Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

                  (b) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect;

                  (c) The Company will have received the opinion of Morgan Stanley & Co. Incorporated, to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to Holdings;

                  (d) Buyer will have received the opinion of Credit Suisse First Boston Corporation, to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to Buyer's sole stockholder; and

                  (e) The Company's registration statement on Form S-1, relating to the initial public offering of the Company's common stock, par value $.01 per share, shall be effective.

         SECTION 6.2. Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  (a) Each of the obligations of Holdings and the Company required to be performed by them at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date), and Buyer shall have received a certificate to that effect signed by an officer of Holdings;

                  (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not have a Material Adverse Effect;

                  (c) Holdings shall provide the Buyer with a copy of statements issued by the Company and each of its Subsidiaries pursuant to Treasury Regulation Section 1.897-2(h), certifying that the Common Stock is not a U.S. real property interest; and

                  (d) The Company and each of its Subsidiaries shall have terminated all Tax Sharing Agreements.

         SECTION 6.3. Conditions to the Obligations of Holdings under this Agreement. The obligations of Holdings under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  (a) Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this

Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), and Holdings shall have received a certificate to that effect signed by an officer of Buyer; and

                  (b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all Governmental Authorities which are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not have a Material Adverse Effect.

                                   ARTICLE VII

                                     CLOSING

         SECTION 7.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, subject to the satisfaction or waiver of the conditions set forth in Article VI, on the later of March 29, 2000 or two business days after the receipt of all requisite governmental approvals, or at such other time and place and on such other date as Buyer and Holdings shall agree (the "Closing Date"). At the Closing:

                  (a) Holdings shall deliver or cause to be delivered to Buyer the following:

                           (i) the certificate described in Section 6.2(a);

                           (ii) a certificate or certificates representing all
of the Shares in appropriate form for transfer to Buyer duly endorsed in blank or accompanied by stock powers duly executed in blank;

                           (iii) all documents, including without limitation,
executed UCC-3 termination statements, as are necessary to release all liens on the Company's assets, the Shares and the capital stock and assets of the Company's Subsidiaries which secure the Senior Debt;

                           (iv) resignations of directors of the Company and
each Subsidiary listed in Section 7.1(a)(iv) of the Disclosure Schedule;

                           (v) Termination and Release Agreements releasing the
Company and its Subsidiaries from the Credit Agreement and the Indentures;

                           (vi) UCC-3 Financing Statements evidencing the
release of the rights, liens and security interests of the Company and its Subsidiaries under the Credit Agreement and the Indentures; and

                           (vii) all other previously undelivered documents
required to be delivered by Holdings to Buyer at or prior to the Closing pursuant to the terms of this Agreement.

                  (b) Buyer shall deliver or cause to be delivered to Holdings the following:

                           (i) the certificate described in Section 6.3(a); and

                           (ii) all other previously undelivered documents
required to be delivered by Buyer to Holdings at or prior to the Closing pursuant to the terms of this Agreement.

                  (c) Buyer shall pay to Holdings, by wire transfer of immediately available funds to an account or accounts designated by Holdings in writing at least two business days prior to the Closing Date, the Purchase Price.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

         SECTION 8.1. Survival of Representations and Warranties. The representations and warranties of Holdings contained in this Agreement other than those contained in Section 3.14 shall not survive the Closing.

         SECTION 8.2. Indemnification.

                  (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, Taxes, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement.

                  (b) Holdings agrees to indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                           (i) any breach or nonfulfillment of any agreement or
covenant of Holdings under the terms of this Agreement;

                           (ii) current and future product liability claims
filed against the Company by Whirlpool Corporation ("Whirlpool") with respect to the facts and circumstances set forth in Case No. 97-2039-CK-T, relating to certain wire harness products supplied to Whirlpool by the Company;

                           (iii) the Company's obligation to provide replacement
defrost heaters to General Electric Company ("GE") pursuant to Section 3 of that certain Agreement, dated December 31, 1995, between GE and the Company; provided, however, that Holdings shall only be required to indemnify Buyer for one-half of the first $500,000 of Indemnifiable Losses under such provision of such agreement; and

                           (iv) all product liability claims related to the hose
assemblies manufactured by the Company.

                  (c) Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement.

         SECTION 8.3. Defense of Claims. Except as otherwise provided in Section 10.13:


                  (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expenses and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

                  (b) If, within thirty calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 8.3(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 8.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty calendar days after receiving written notice from the Indemnitee or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Subject to Section 10.13(g) hereof, the Indemnifying Party will not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or any other Material Adverse Effect on the Company and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

                  (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 8.3(a) or 8.3(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

                  (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VIII.

                  (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers fully payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                  (f) With respect to a Third Party Claim for which Holdings is the Indemnifying Party, Buyer shall, and shall cause each Indemnitee to, make available to Holdings and its representatives all books and records of Buyer and the Indemnitees relating to such Third Party Claim and shall render to Holdings such assistance and access to records and the representatives of Buyer and the Indemnitees as Holdings and its representatives may reasonably request, except that Buyer shall not be required to make available to Holdings and its representatives any books, records, documents or other information that Buyer reasonably determines to be confidential or subject to attorney-client privilege unless and until Holdings shall have entered into such agreements as Buyer reasonably deem to be necessary in light of all surrounding circumstances (including, without limitation, Holdings' need for information in connection with the investigation or defense of a Third Party Claim) to protect such confidentiality or privilege.

         SECTION 8.4. Adjustment to Purchase Price. Buyer and Holdings agree that any Indemnity Payment hereunder shall be treated as an adjustment to the Purchase Price.

         SECTION 8.5. Exclusive Remedy. Buyer and Holdings agree that, to the fullest extent permitted by law, the sole and exclusive remedy of Buyer and Holdings after the Closing with respect to any claim or cause of action asserted by Buyer or Holdings relating to or arising from breaches of the representations, warranties or covenants of the other party contained in this Agreement or any document, list, schedule, exhibit, certificate or other instrument furnished or to be furnished by or on behalf of such other party or any of its representatives in connection with the transactions contemplated by this Agreement shall be limited to the rights of Buyer and Holdings under, and shall be subject to the terms and conditions of, this Article VIII and Section
10.13 hereof.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

         SECTION 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) by mutual consent of Holdings and Buyer; or

                  (b) by either Holdings or Buyer:

                           (i) if a court of competent jurisdiction or
Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (ii) if the Closing shall not have occurred on or
before June 30, 2000; provided, however, that (A) Buyer shall have the right, in its sole discretion, to extend the time period in this Section 9.1(b)(ii) an additional sixty days and (B) the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         SECTION 9.2. Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 9.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of this Section 9.2 and the proviso of Section 9.1(b)(ii) shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Amendment and Modification. This Agreement may be amended, modified or supplemented by a written instrument signed by the parties hereto.

         SECTION 10.2. Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or of Holdings or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Holdings or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         SECTION 10.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 10.4. Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyer shall be paid by Buyer, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Holdings or the Company shall be paid by Holdings.

         SECTION 10.5. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

                           (a) If to Buyer, to:

                           Viasystems International, Inc.
                           101 South Hanley Road
                           St. Louis, Missouri  63105
                           Attention:  David J. Webster
                           Facsimile No.:  (314) 746-2299

                           with a copy to:

                           Weil, Gotshal & Manges LLP
                           100 Crescent Court, Suite 1300
                           Dallas, Texas  75201
                           Attention:  R. Scott Cohen
                           Facsimile No.:  (214) 746-7777

                           (b) If to Holdings or the Company, to:

                           International Wire Group, Inc.
                           101 South Hanley Road, Suite 1075
                           St. Louis, Missouri  63015
                           Attention:  David M. Sindelar
                           Facsimile No.:  (314) 746-2299

                           and

                           Lewis, Rice & Fingersh
                           500 N. Broadway, Suite 2000
                           St. Louis, Missouri 63102-2147
                           Attention:  John K. Pruellage
                           Facsimile No.:  (314) 241-6056

         SECTION 10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to the conflicts-of-laws rules thereof.

         SECTION 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         SECTION 10.9. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.10. Entire Agreement. This Agreement and the Disclosure Schedule embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Disclosure Schedule supersede all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 10.11. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.12. Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the Eastern District of Missouri, United States of America. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

         SECTION 10.13. Tax Matters.

                  (a) Holdings agrees to indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

                           (i) any Taxes with respect to any taxable period of
the Company or any of its Subsidiaries ending on or before the Closing Date;

                           (ii) any Taxes with respect to any taxable period of
the Company or any of its Subsidiaries beginning before and ending after the Closing Date (a "Straddle Period") that are allocable pursuant to Section 10.13(b) to the portion of such Straddle Period ending on the Closing Date, but only to the extent that the amount of such allocable Straddle Period Taxes exceeds amounts accrued or reserved for current Taxes (but not deferred Taxes) in the books and records of the Company and its Subsidiaries and in accordance with GAAP;

                           (iii) any Taxes imposed on the Company or any of its
Subsidiaries attributable to any member of a consolidated or combined group (other than the Company or any of its Subsidiaries) of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date and so imposed pursuant to Treasury Regulation Section 1.1502-6(a) or any predecessor or successor thereof or any analogous or similar state, local or foreign Law, including without limitation, any liability for Taxes resulting from an "intercompany transaction" in respect of which gain was deferred pursuant to Treasury Regulations Section 1.1502-13(a)(2) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law), that occurred on or before the Closing Date, and those certain claims asserted by the Internal Revenue Service arising out of or related to a Revenue Agent's Report issued by the District Director of Internal Revenue at Indianapolis, Indiana (E:QMB) under letter dated October 4, 1999 in respect of Kirtland Indiana, Limited Partnership and the partners thereof; and

                           (iv) any Tax Sharing Agreement in effect on or prior
to the Closing Date.

Notwithstanding the foregoing, Holdings shall have no indemnification obligations hereunder in respect of any Taxes attributable to any operations, actions or transactions of or with respect to the Company or any of its Subsidiaries which occur or are deemed to occur after the Closing Date.

                  (b) Taxes shall be allocated to the portion of a Straddle Period ending on the Closing Date for purposes of Section 10.13(a)(ii) by closing the books of the Company as of the Closing Date, or where not susceptible to such method of allocation, on the basis of the ratio of the number of elapsed days in the period through the Closing Date to the total number of days in the period; provided, however, that property Taxes whose lien date occurs on or prior to the Closing Date shall be allocated to the portion of the Straddle Period ending on the Closing Date.

                  (c) Buyer will promptly notify Holdings of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Taxes or other Indemnified Losses covered by
Section 10.13(a) ("Tax Claim"). Holdings shall control the strategy, defense and settlement of any Tax audit or administrative or court proceeding relating to Taxes of the Company or any of its Subsidiaries subject to indemnification under
Section 10.13(a), including but not limited to extension of the applicable statute of limitations, at its own expense; provided, however, that Buyer shall be permitted to participate, at its own expense, in such Tax Claim, audit or administrative or court proceeding to the extent any aspect thereof affects Buyer, the Company or its Subsidiaries, and provided, further, that, no settlement shall be made by Holdings which may reasonably be expected to materially increase the liability of Buyer, the Company or any of its Subsidiaries in a taxable period ending after the Closing Date without the prior written consent of Buyer, which consent will not be unreasonably withheld. Holdings shall promptly notify Buyer in writing if Holdings decides not to participate in the defense of any such Tax Claim, Tax audit or administrative or court proceeding and Buyer thereupon shall be permitted to defend such Tax Claim, Tax audit or proceeding, provided, however, that no settlement shall be made by Buyer without the prior written consent of Holdings, which consent shall not be unreasonably withheld, and Buyer shall keep Holdings duly informed of the progress thereof. Holdings will promptly notify Buyer in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the liability of Buyer, the Company or any of its Subsidiaries for Taxes, Holdings shall keep Buyer duly informed of the progress thereof, and no settlement shall be made thereto without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                  (d) Any claim for indemnification under Section 10.13(a) may be made at any time prior to the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

                  (e) Holdings and its affiliates and the Company and its Subsidiaries shall make appropriate arrangements to settle all amounts due to or due from the Company or any of the Company's Subsidiaries pursuant to any Tax Sharing Agreement on or prior to the Closing Date. After the Closing Date, none of the Company or its Subsidiaries shall be a party to or have any further obligations or rights under any Tax Sharing Agreement, which shall be terminated as between such parties on the Closing Date.

                  (f) Holdings shall prepare or cause to be prepared, in a manner consistent with prior practice and in accordance with applicable law, all Tax Returns of the Company and its Subsidiaries with respect to all taxable periods ending on or before the Closing Date and all Seller Consolidated Returns (the "Seller Returns"), and Holdings shall remit (or cause to be remitted) any Taxes due with respect to such Seller Returns. Buyer shall be responsible for causing the Company and its Subsidiaries to prepare and file all Tax Returns, other than Seller Consolidated Returns, required to be filed by any of the Company or its Subsidiaries with respect to Straddle Periods ("Straddle Returns"). After the Closing, Buyer shall cause the Company and its Subsidiaries to timely file any of the Seller Returns which are not Seller Consolidated Returns. Buyer shall provide Holdings with the opportunity to review and comment upon the Straddle Returns at least ten business days prior to the filing thereof.

                  (g) None of Buyer, the Company or its Subsidiaries shall file any amended Tax Return which may give rise to a claim for indemnification hereunder without the prior written consent of Holdings, which consent shall not be unreasonably withheld. Holdings shall have authority to make all decisions with respect to matters relating to any Seller Consolidated Return, including, but not limited to, decisions to amend a Seller Consolidated Return, to extend the statutes of limitations with respect to any periods covered by a Seller Consolidated Return, make any election with respect to Seller Consolidated Returns and to concede, settle, compromise or contest any adjustment asserting by a taxing authority with respect to a Seller Consolidated Return; provided, however, that Holdings shall act in a manner consistent with prior practice and in accordance with applicable law; and provided, further, that Holding shall take no action under this clause (g) which may reasonably be expected to materially increase the liability of Buyer, the Company or any of its Subsidiaries in a taxable period ending after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                  (h) Holding and Buyer will cooperate with one another in connection with the preparation and filing of Seller Returns other than Seller Consolidated Returns and Straddle Returns and for the defense or settlement of any audit or administrative proceeding relating to Taxes and will provide each other with access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data relating to the Company or its Subsidiaries as Holdings or Buyer, as the case may be, may from time to time reasonably request (including the relevant portions of Seller Consolidated Returns).

                  (i) Holdings shall be entitled to receive and to retain any and all refunds of Taxes in respect of taxable periods of the Company and its Subsidiaries ending on or before the Closing Date (including any refunds of Taxes arising from a carryback of losses by the Company or its Subsidiaries unless such carryback is attributable to the carryback of any loss incurred by the Company or any of its Subsidiaries after the Closing; provided, however, that there shall be no requirement to carryback any losses imposed under this Agreement) or in respect of Straddle Periods to the extent allocable pursuant to
Section 10.13(b) to the portion of such period ending on the Closing Date, net of any loss or Tax imposed in respect of such refund or as a result of circumstances giving rise to or underlying such refund. In the event that Buyer receives any refund (whether through payment, credit or reduction in Taxes) to which Holdings is entitled hereunder, Buyer shall promptly pay, or cause the payment of, such refund of Taxes to Holdings, net of any loss or Tax imposed in respect of such refund or as a result of circumstances giving rise to or underlying such refund.

                  (j) No election shall be made under Section 338(g) or Section 338(h)(10) of the Code with respect to the purchase of the Shares of the Company hereunder.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                   VIASYSTEMS INTERNATIONAL, INC.


                                   By: /s/ DAVID J. WEBSTER
                                      -----------------------------------------
                                   Name:   David J. Webster
                                        ---------------------------------------
                                   Title:  Senior Vice President
                                         --------------------------------------


                                   INTERNATIONAL WIRE GROUP, INC.


                                   By: /s/ DAVID M. SINDELAR
                                      -----------------------------------------
                                   Name:   David M. Sindelar
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                   WIREKRAFT INDUSTRIES, INC.


                                   By: /s/ DAVID M. SINDELAR
                                      -----------------------------------------
                                   Name:   David M. Sindelar
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------